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                       UNITED STATES                      OMB APPROVAL
            SECURITIES AND EXCHANGE COMMISSION   -------------------------------
                  Washington, D.C. 20549         OMB Number:           3235-0058
                                                 Expires:         April 30, 2009
                        FORM 12b-25              Estimated average burden hours
                                                 per response...............2.50
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                                                        SEC FILE NUMBER
                NOTIFICATION OF LATE FILING
                                                  000      29531
                                                  ------------------------------
                                                        CUSIP NUMBER
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(Check One):    |_|Form 10-K    |_| Form 20-F    |_|Form 11-K    |X| Form 10-Q
                |_|Form N-SAR   |_|  Form N-CSR


            For Period Ended: September 30, 2006
                             --------------------

            |_|   Transition Report on Form 10-K
            |_|   Transition Report on Form 20-F
            |_|   Transition Report on Form 11-K
            |_|   Transition Report on Form 10-Q
            |_|   Transition Report on Form N-SAR

            For the Transition Period Ended:
                                            ------------------------------------

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Read attached instruction sheet before preparing form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

Advanced Medical Institute Inc.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

LEVEL 1 204-218 BOTANY ROAD

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City, State and Zip Code
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ALEXANDRIA NSW 2015
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                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

            (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or From
     |X| N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The quarterly report of Advanced Medical Institute Inc. (the "Company") on Form 10-QSB could not be filed within the prescribed time period because the Company's financial statements were not completed by its accountants and could not be completed within the prescribed time period without unreasonable effort or expense. As a result, the Company could not solicit and obtain the necessary review of the Form 10-QSB and signatures thereto in a timely fashion prior to the due date of the report.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Mitchell S. Nussbaum, Esq.               212               407-4159
      --------------------------           ----------       ------------------
                (Name)                     (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). |X| Yes |_| No

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         Advanced Medical Institute Inc.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

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Date : November 14, 2006                By: /s/  Dilip Shrestha
                                           -------------------------------------
                                           Name:  Dilip Shrestha
                                           Title: Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
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            Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).
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